[KOMNAES & HUSER ANS LETTERHEAD]

                                                               November 11, 1998

To the
Board of Directors
Nordic Equity Partners Corp.

         RE: Nordic Equity Partners Corp.

Gentlemen:

         Please be adivsed that we consent to the use of our name and to all references to our firm included in your Registration Statement and Prospectus filed with the Securities and Exchange Commission.

Sincerely,

KOMNAES & HUSER ANS

By:

/s/ KOMNAES & HUSER ANS